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                              UTILICORP UNITED INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
                            INTEREST COVERAGE RATIOS

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                                          12 MONTHS ENDED                                YEARS ENDED DEC 31,
                                           SEPTEMBER 30,1998       1997          1996          1995         1994           1993
Income from continuing operations
  before provision for income taxes .......        $195,970      $223,800      $186,460      $131,812      $146,532      $116,366

Add:
  Interest on long-term debt ..............         127,537       124,357       126,933       110,227        89,526        89,027

  Interest on short-term debt and other ...          13,187        10,879        18,151        16,847         7,257         7,207

  Portion of rents representative of
  the interest factor .....................          15,782        17,548        16,537        15,346        15,329        15,008

Income as adjusted ........................        $352,476      $376,584      $348,081      $274,232      $258,644      $227,608


Fixed Charges

  Interest on long-term debt ..............        $127,537      $124,357      $126,933      $110,227      $ 89,526      $ 89,027

  Interest on short-term debt .............          13,187        10,879        18,151        16,847         7,257         7,207

  Portion of rents representative of
  the interest factor .....................          15,782        17,548        16,537        15,346        15,329        15,008

Fixed Charges .............................        $156,506      $152,784      $161,621      $142,420      $112,112      $111,242


RATIO OF EARNINGS TO FIXED CHARGES ........            2.25          2.46          2.15          1.93          2.31          2.05
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